Exhibit 99.2

THE EMPIRE DISTRICT ELECTRIC COMPANY

Moderator: Jan Watson

January 30, 2004

9:00 a.m. CST

Operator:

Good morning everyone and welcome to The Empire District Electric Company’s conference call to discuss earnings for the fourth quarter and 12-months ended December 31, 2003.

At this time I would like to inform you that this conference is being recorded and that all participants are in a “listen only” mode.

At the request of the company, we will open the conference up for Questions & Answers after the presentation.

For opening remarks and introductions, I will now turn the call over to the Secretary-Treasurer, Ms. Jan Watson. Please go ahead.

Jan Watson:

Good morning. Thank you for joining us for The Empire District Electric Company’s teleconference to discuss the Company’s operations and to review the financial results for both the fourth quarter and the 12 months ending December 31, 2003.

A live Web-cast of this call is available on the Empire website at www.empiredistrict.com.

Bill Gipson, President and CEO of The Empire District Electric Company and Greg Knapp, Vice President of Finance and CFO, will be giving our presentation this morning. Bill and Greg will be available to answer questions after the presentation.

In preparation for this presentation, you should have received either a fax or e-mail of our earnings news release sent out yesterday afternoon. If you did not receive the information, please call Marilyn Ponder at 1-417-625-6142 and she will fax a copy to you immediately.

In addition, our earnings news release can be found on our Web site. Again, that’s www.empiredistrict.com.  The news release can be found by choosing Investor Relations, and then clicking on Financial Releases.

Let me remind you that certain matters discussed in this call are “forward-looking statements” intended to qualify for the safe harbor from liability established by the Private Securities Litigation Reform Act of 1995.  Such statements address future plans, objectives, expectations, and events or conditions concerning various matters.  Actual results in each case could differ materially from those currently anticipated in such statements, by reason of the factors noted in our filings with the SEC, including our most recent Form 10-K and Form 10-Q.

And now Bill Gipson will begin our presentation.

Bill Gipson:

 Thank you, Jan.  Good morning everyone and welcome to Empire’s teleconference/web cast.  Today, we will review the earnings results for the 4th quarter and twelve months ended December 31.  We will discuss factors impacting our performance and also give an update on a few issues we think you will find of interest.

First of all, at yesterday’s Board meeting, the Directors declared a quarterly dividend of $0.32 per share payable March 15, 2004, for shareholders of record as of March 1, 2004.  This represents a 5.9 percent annual yield at yesterday’s closing price of $21.75.

Yesterday, we reported fourth quarter 2003 earnings of $0.21 per share compared to earnings of $0.16 per share for the fourth quarter of 2002.  Earnings were positively impacted by rate increases, by decreases in total fuel and purchased power costs and by decreased maintenance and repairs expense.  A slight profit attributable to our non-regulated activities in the fourth quarter, as compared to a loss in the same quarter of 2002, also contributed to increased earnings.  Increased depreciation and amortization expense and increased pension and health care expenses partially offset the earnings growth for the quarter.

For the year ending December 31, 2003, earnings were $1.29 compared to $1.19 for the year ending December 31, 2002.  Revenues and earnings for 2003 compared to 2002 were positively impacted by the rate increases mentioned earlier and continued customer growth.  Also positively impacting earnings for 2003 over 2002 were decreases in maintenance and repairs expense and the absence of merger expenses.

Factors that negatively impacted our earnings for 2003 include increases in depreciation and amortization expense, increases in pension, health care and interest expenses and increased insurance premiums, as well as a decrease in off-system sales.

In January, upon review of the final actuarial report for the year, we determined that an adjustment was necessary to the estimated pension cost that had been recorded throughout 2003.  Our defined benefit pension plan covers substantially all of our utility company employees.  This was a non-cash adjustment that increased our pension cost by a total of $1.4 million, net of tax, or $0.06 per share.  We have concluded this additional expense should have been booked throughout the year, and as a result, we will restate the earnings for each of the first three quarters of 2003.  The restatement will reduce the previously reported earnings by two cents per share for the 1st quarter of 2003, one cent per share for the 2nd quarter, and two cents per share for the third quarter.  Our total pension expense calculation was based in part on the value of the assets in our plan on January 1, 2003 when the plan assets had dropped significantly following three years of depressed equity markets.  It’s important to keep in perspective that during 2003, the value of the plan assets increased by approximately 24%.

I will now turn our presentation over to Greg Knapp, our CFO, who will cover the financial information in further detail.

Greg Knapp

Twelve-Months ended December 31, 2003 earnings results

Thank you, Bill.  As stated earlier, we reported earnings of $1.29 per share for 2003 compared to $1.19 per share for 2002.  Revenues and earnings for 2003 were positively impacted by new rates that were granted by the Missouri Public Service Commission and went into effect December 2002, new rates granted by the Oklahoma Corporation Commission on August 1, 2003, and new rates for our wholesale customers that went into effect on May 1, 2003.  A 1.6% increase in the number of customers also had a positive impact on revenues and earnings

A $4.5 million decrease in maintenance and repairs expense between the years had a positive effect on earnings as well.  The decrease was mainly due to three items:

•	First, a $1.8 million true-up credit from Siemens Westinghouse in June 2003 related to our maintenance contract on the State Line Combined Cycle Unit.

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Second, lower payments during the first half of 2003 on our long-term combustion turbine maintenance contracts as compared to the first half of 2002 when we were making additional catch up payments of $1.1 million, and

•	Lastly, in 2002 a payment to Westar Generating of $0.5 million for maintenance expense related to our usage of the existing Unit No. 2 turbine prior to Westar becoming a part owner of the unit.

Earnings for 2003 also benefited by an $0.8 million drop in short-term interest charges reflecting decreased usage of short-term debt and lower interest rates.

And, as you compare the years, earnings for 2002 were reduced due to $1.5 million in expenses related to the terminated merger with Aquila.

 Our total fuel and purchased power costs were nearly flat between the two years with fuel increasing by approximately $2.6 million and purchased power decreasing by approximately $2.6 million.   Fuel costs were impacted by a $1.0 million payment in the fourth quarter of 2003 pursuant to a settlement with Enron regarding a fuel contract dispute.

Several negative factors impacted earnings for 2003 as compared to 2002.

•	We had a $5.6 million swing from pension income to pension expense between the years. This includes the adjustment Bill discussed earlier. Health care costs also increased $0.6 million.

•	Net off-system sales decreased $3.0 million in 2003.

•	Depreciation expense increased $2.6 million in 2003 over 2002 due to increased plant in service, primarily the 2 new combustion turbines at the Energy Center.

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Interest charges on long-term debt increased $1.1 million between the years reflecting the sale of $50 million of senior notes on December 23, 2002, partially offset by the repayment of $37.5 million of First Mortgage Bonds in July 2002, and the refinancing of long term debt in June and November of 2003.

•	A $2.4 million increase in income taxes due to higher taxable income.

Fourth quarter earnings results

Earnings for the fourth quarter of 2003 were $0.21 per share compared to earnings of $0.16 per share for the fourth quarter of 2002.

Earnings increased in part as a result of the rate increases discussed previously, by a $1.2 million decrease in total fuel and purchased power costs and by a $0.8 million decrease in maintenance and repairs expense.  Due to the signing of the first contract by our wholly owned subsidiary, Conversant, Inc., our non-regulated activities also contributed a slight profit for the quarter, as compared to a $0.7 million loss in the fourth quarter of 2002.

Negatively impacting earnings for the fourth quarter of 2003 compared to the same period in 2002 were a $1.1 million increase in pension expenses, a $0.3 million increase in health care expenses and a $0.8 million increase in depreciation and amortization expenses.

In concluding my section of this presentation, I would remind you that we began the year with a business strategy to continue to improve our financial strength.  And we took several steps this quarter to advance this goal, including, on November 3, the sale of $62 million, of 30-year unsecured bonds.  On November 6, we called three series of bonds totaling $60.3 million at a cost of $62 million.  This refinancing reduced our interest costs on this portion of our debt approximately 10 percent.

Then on December 11, we sold, in an underwritten public offering, 2 million shares of our common stock at $21.15 per share.  In January 2004, the underwriters exercised their option to purchase an additional 300,000 shares to cover over-allotments.

Our equity to total capitalization ratio now stands at approximately 47 percent, in line with what we consider a healthy ratio for our business.

I would now like to turn the presentation back over to Bill.

Bill Gipson

Thank you, Greg.

In other action this quarter, we continued to work aggressively on corporate governance issues to meet all expectations of the NYSE, Sarbanes-Oxley, and the SEC.   Our Board of Directors has adopted corporate governance guidelines, a code of ethics for me and the senior financial officers, procedures for communicating with non-management directors, and procedures for reporting accounting or audit-related complaints.  In addition, we have charters in place for the Audit, Compensation and Nominating and Corporate Governance committees.  Criteria has been established for the independence of directors.  All directors except Mr. Myron McKinney and me have been declared independent by the Board of Directors.

On the Missouri state legislative front, we continue to work through the Missouri Energy Development Association or MEDA.  This year MEDA is championing two bills that are of foremost importance to us:  fuel cost recovery and predetermination for large capital projects.  These were both introduced last year, but failed to reach a positive conclusion.  Since the last legislative session, MEDA has been working closely with various groups on these issues in an attempt to garner their support.

On October 27, we gave notice to the Southwest Power Pool of our intention to withdraw our membership effective October 31, 2004.  Also filing notice of intent were Kansas City Power and Light, Southwest Power Administration, Westar, Southwest Public Service, Grand River Dam Authority, and American Electric Power. Our notice was based on the uncertainty of costs for SPP to become a Regional Transmission Organization and concerns over cost recovery.  We have been involved and will continue to be involved in the SPP RTO process.

At the Energy Center, on the morning of January 7, Unit Two, a Combustion Turbine engine, experienced a blade failure.  One of the rotating blades in the last (fourth) row of the machine appears to have broken during operation.  We have dismantled the unit and are assessing the full extent of the damage.  At this time, we expect our cost to be just over $1 million, substantially the deductible on our property insurance.  As you will recall, this is the site where we completed the FT8 peaking units last April.  Because of that planned addition, we don’t anticipate the repairs associated with Unit 2 to impact fuel or purchased power costs.

Our mapping and outage management system project is on track, with the actual mapping scheduled to be completed in March.  Once loaded into the outage management system, we will speed our responsiveness and increase safety and productivity.  We’re excited to have the system in place and are looking forward to the service and productivity enhancements it will afford us.

In the area of our non-regulated businesses, as we reported earlier, Conversant, the company that markets the customer information system which was developed in-house by our employees, has executed a contract with Intermountain Gas Company.  In another of our non-regulated businesses, Mid-America Precision Products has earned certification from the International Organization of Standardization or ISO, signifying that all processes and procedures of the company are in compliance with ISO9001:2000 standards.

Finally, we continued to follow our basic business plan to improve our financial strength during 2003 with positive results.  We will continue with this well-defined philosophy as we move throughout 2004, adjusting as needed to further strengthen our performance.  As always, we appreciate the opportunity to review our earnings with you and will now turn the conference over to the operator for any questions you may have.

Operator

Thank you, Mr. Gipson.  The Question and Answer session will begin at this time.  [Instructions for Q&A].

Your question will be taken in the order that it is received.  Mr. Gipson, our first question comes from [participants name].

Q & A

If there are no further questions, I will now turn the conference back to Bill Gipson.

Conclusion

Thank you for your questions and participation in today’s call.  We believe we have laid a foundation for continued improvement of our Company’s financial performance, and we will continue to work diligently toward making a better future for our Company.

Operator

Thank you, Mr. Gipson.

This concludes our conference for today.  -